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                                                                 EXHIBIT 1.10(b)

Page 1

AMERICAN GENERAL LIFE INSURANCE COMPANY ("AGL")
Home Office: Houston, Texas
Variable Universal Life Insurance Supplemental Application
(This supplement must accompany the appropriate application for life insurance.)

PART 1.  Applicant INFORMATION

Supplement to the application on the life of          , dated         .

PART 2.  Initial Allocation Percentages

         Investment Options: In the "Premium Allocation" column, indicate how each premium received is to be allocated. In the "Deduction Allocation" column, indicate which investment options are to be used for the deduction of monthly account charges. Total allocations in each column must equal 100%. Use whole percentages only.

     Divisions                                         Premium
     Allocation                                       Allocation     Deduction
     ----------                                       ----------     ---------
BT Insurance Funds Trust
Equity 500 Index (179)                                      %             %
EAFE Equity Index (180)                                     %             %
AIM Variable Insurance Funds, Inc.
AIM V.I. Value (181)                                        %             %
Morgan Stanley Universal Funds, Inc.
Equity Growth (182)                                         %             %
Royce Capital Fund
Royce Total Return (183)                                    %             %
American General Series Portfolio Company
Money Market (184)                                          %             %


PART 3.  Modified Endowment Contract

         If any premium payment causes the policy to be classified as a modified endowment contract under Section 7702A of the United States Internal Revenue Code, there may be potentially adverse U.S. tax consequences. Such consequences include:

         (1) withdrawals or loans being taxed to the extent of gain; and (2) a 10% penalty tax on the taxable amount. In order to avoid modified endowment status, I request any excess premium that could cause such status to be refunded. [ ] YES [ ] NO

PART 4.  Dollar Cost Averaging

         Dollar Cost Averaging: ($100,000 minimum beginning accumulation value) An amount can be systematically transferred from the Money Market Division (184) and transferred to one or more of the investment divisions below. Please refer to the prospectus for more information on the Dollar Cost Averaging option.

Day of the month for transfers:   (Choose a day of the month between 1_28.)

Frequency of transfers:  [ ] Monthly  [ ] Quarterly  [ ] Semiannually
                         [ ] Annually

Transfer $   ($5,000 minimum, whole dollars only) from the AGSPC Money
Market (184) to the following division(s):

(179) Equity 500 Index       $
(180) EAFE Equity Index      $
(181) AIM V.I. Value         $
(182) Equity Growth          $
(183) Royce Total Return     $

PART 5.  Automatic Rebalancing

         Automatic Rebalancing: ($100,000 minimum beginning accumulation value) Variable division assets will be automatically rebalanced based on the premium percentages designated in Part 2. Please refer to the prospectus for more information on the Automatic Rebalancing option.

[ ]  Check here for Automatic Rebalancing.

Frequency:  [ ] Quarterly  [ ] Semiannually  [ ] Annually

NOTE: Automatic Rebalancing is not available if the Dollar Cost Averaging option has been chosen.
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Page 2

AMERICAN GENERAL LIFE INSURANCE COMPANY
Home Office: Houston, Texas

PART 6.  Telephone Authorization

I (or we, if Joint Owners), hereby authorize American General Life Insurance Company ("AGL") to act on telephone instructions to transfer values among the variable divisions and to change allocations for future purchase payments and monthly deductions given by:

(Initial appropriate box below.)

Policy Owner(s) only __ if Joint Owners, either of us acting independently.

Policy Owner(s) and the Agent/Registered Representative who is appointed to represent AGL and the firm authorized to service my policy.

AGL and any person designated by this authorization will not be responsible for any claim, loss or expense based upon telephone instructions received and acted on in good faith, including losses due to telephone instruction communication errors.

AGL's liability for erroneous transfers and allocations, unless clearly contrary to instructions received, will be limited to correction of the allocations on a current basis. If an error, objection or other claim arises due to a telephone transaction, I will notify AGL in writing within five working days from receipt of confirmation of the transaction from AGL. I understand that this authorization is subject to the terms and provisions of my variable universal life insurance policy and its related prospectus. This authorization will remain in effect until my written notice of its revocation is received by AGL at its home office.

Initial here to decline the above telephone Authorization.

PART 7.  Suitability (All questions must be answered.)

         [ ] YES     [ ] NO

1. Have you, the Proposed Insured or Owner (if different), received the variable universal life insurance policy prospectus and the prospectuses
    describing the investment options?  [ ] YES     [ ] NO

    (If "yes," please furnish the Prospectus dates.)
    Variable Universal Life Insurance Policy Prospectus:
    Supplements (if any):

2.  Do you understand that under the Policy applied for:

     a. The amount or duration of the death benefit may increase or decrease, depending on the investment experience of the Separate Account?

         [ ] YES     [ ] NO

     b. The Policy values may increase or decrease, depending on the investment experience of the Separate Account and certain expense deductions?

         [ ] YES     [ ] NO

     c. The Policy is designed to provide life insurance coverage and to allow for the accumulation of values in the Separate Account?

3. Do you believe the Policy you selected meets your insurance and investment objectives and your anticipated financial needs?

    [ ] YES     [ ] NO

Signed at: _______________________________________   Date: __________________
                city              state

________________________________________   ____________________________________
         XSignature of Primary                   XSignature of Registered
            Proposed Insured                         Representative

_______________________________________________________________________________
           XSignature of Owner (if different from Proposed Insured)

_______________________________________________________________________________
                          Print Name of Broker/Dealer

_______________________________________________________________________________
                   XSignature of Joint Owner (if applicable)